UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2016

BUSCAR COMPANY
(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

333-174872	27-3191889
(Commission File No.)	(IRS Employer Identification No.)

4325 GLENCOE AVE STE C9
MARINA DEL REY CA 90292-9991

(Address of principal executive offices) (zip code)

(661) 418-7842
(Registrant’s telephone number, including area code)

__________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 20, 2016, Buscar Company, Inc. (the “Company”) executed a term sheet for a Securities Purchase Agreement (the “Securities Purchase Agreement”) with a purchaser (the “Purchasers”). The company will receive aggregate proceeds of approximately $3 million in exchange for a convertible preferred stock that is convertible into common stock at a fixed price of $3.00 per share. The Company expects to execute the definitive agreements in the next 2 weeks.

Item 8.01 Other Events.

1. The Company acquired a 30% interest in 2 fillies for $77,529. The two fillies were acquired by our trainer from Keenland. The two fillies include: (1) Hip 2393: bay filly by Congrats out of Candybedandy and (2) Hip 2921: bay filly by Quality Road out of Just Say Hello.

Hip 2393: bay filly by Congrats out of Candybedandy has an awesome physical and is very athletic. She seems to have a lot of class and is an exciting prospect. Congrats is a fantastic sire of fillies, the dam was a stakes winner and the full brother was also a stakes horse so she is the complete package.

Video of the filly can be found at: https://www.youtube.com/watch?v=vXgjNjOt5Ug

Hip 2921: bay filly by Quality Road out of Just Say Hello also has a great physical and is a very athletic mover. She seems very racey and will likely be quite precocious. Craig Rounsefell and I picked her out with some input from Gatewood Bell who buys yearlings for Wesley Ward. Royal Ascot maybe?! She has a sneaky good pedigree being by Quality Road who is on fire right now with Hootenanny and Klimt the Del Mar Futurity winner. The dam, Just Say Hello, was really fast. She didn’t win a stake, but she ran a 3 Ragozin on the sheets which is a stakes winning number.

Video of the filly can be found at: https://www.youtube.com/watch?v=02IN9f2KvEo

2. The Company engaged Wellington Shields & CO to assist company in raising $8,000,000 for its breeding operations. Wellington Shields is a registered broker/dealer and is a member of the New York Stock Exchange.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Buscar Company

Dated: October 20, 2016	By:	/s/ Anastasia Shishova
	Name:	Anastasia Shishova
	Title:	CEO

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